Ex 99.3

Net1 concludes SASSA Contract and Service Level Agreement

Johannesburg, South Africa, February 6, 2012 – Net 1 UEPS Technologies, Inc. (“Net1”) (NASDAQ: UEPS, JSE: NT1) today announced that its wholly owned subsidiary, Cash Paymaster Services (“CPS”) has signed a contract and service level agreement with the South African Social Security Agency (“SASSA”) in terms of the award of the national payment tender as announced on January 17, 2012.

Under these agreements, CPS will effect payment, on behalf of SASSA, of social grants to all persons who are entitled to receive such grants in all of South Africa’s provinces. CPS’ primary services include the enrollment of all eligible recipients, issuance of a smart card to each recipient and the biometric validation and payment of social grants to such recipients. The term of the agreements commences on April 1, 2012 and terminates on March 31, 2017.

“Now that the contract and service level agreement with SASSA has been concluded, we look forward to the implementation of our solution,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We are ready and committed to provide SASSA and the grant recipients with the highest level of service and payment security and look forward to the execution of this critical responsibility for the next five years,” he concluded.

About Net1 (www.net1.com)
Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission including the risk factors related to our SASSA contract. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com